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                                                              Exhibit (d)(3)(ii)

                    INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

INTERIM AGREEMENT made this 25th day of September, 2000 by and between AMR Investment Services, Inc., a Delaware Corporation (the "Adviser"), and Barrow, Hanley, Mewhinney & Strauss, Inc. (the "Sub-Adviser");

WHEREAS, the American Independence Funds Trust (the "Trust"), a Delaware business trust, is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), consisting of several series of shares, each having its own investment policies; and

WHEREAS, the Trust has retained INTRUST Financial Services, Inc. ("INTRUST") to provide the Trust with business and asset management services for the Stock Fund (the "Fund"), subject to the control of the Trust's Board of Trustees;

WHEREAS, INTRUST has retained the Adviser to provide the Trust with business and asset management services for the Fund;

WHEREAS, INTRUST's agreement with the Adviser permits the Adviser to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment management services to the Fund, and the Sub-Adviser is willing to render such services;

WHEREAS, the Adviser and Sub-Adviser desire to enter into this Interim Agreement pending approval of a new investment advisory agreement between the Adviser and the Sub-Adviser (the "Sub-Advisory Agreement") by a majority of the Fund's outstanding voting securities as defined under the 1940 Act;

NOW THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. Duties of Sub-Adviser. The Adviser employs the Sub-Adviser to manage the investment and reinvestment of the Fund's assets and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Fund, to determine in the Sub-Adviser's discretion the securities to be purchased or sold, to provide the Adviser and the Trust with records concerning the Sub-Adviser's activities which the Trust is required to maintain, and to render regular reports to the Adviser and to the Trust's officers and Trustees concerning the Sub-Adviser's discharge of the foregoing responsibilities. The Sub-Adviser shall discharge the foregoing responsibilities subject to the Adviser's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for such Fund set forth in the Trust's current registration statement as amended from time to time, and applicable laws and regulations. The Sub-Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own



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expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. The Sub-Adviser will instruct the Custodian(s) to hold and/or transfer the Fund's assets in accordance with Proper Instructions received from the Sub-Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodians.) The Sub-Adviser will not be responsible for Trust expenses except as specified in this Interim Agreement.

2. Fund Transactions. The Sub-Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Sub-Adviser or any of its affiliates) that will execute the purchases and sales of Fund securities for the Fund and is directed to use its best efforts to obtain the best net results with respect to brokers' commissions and discounts as described in the Trust's current registration statement as amended from time to time. In selecting brokers or dealers, the Sub-Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Sub-Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Sub-Adviser or any of its affiliates. The Sub-Adviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to Fund transactions as they may reasonably request.

3. Compensation of the Sub-Adviser. For the services to be rendered by the Sub-Adviser as provided in Sections 1 and 2 of this Interim Agreement, the Adviser shall pay to the Sub-Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Interim Agreement. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).

Such compensation earned under this Interim Agreement shall be withheld by the Adviser until the Termination Date of this Agreement as defined in Section 10 of this Interim Agreement. If the Sub-Advisory Agreement is approved by a majority of the Fund's outstanding voting securities prior to the Termination Date, the total amount withheld will be paid to the Sub-Adviser (plus interest). If the Sub-Advisory Agreement is not approved by a majority of the Fund's outstanding voting securities prior to the Termination Date, the Sub-Adviser will be paid, of the amount withheld, the lesser of: (1) any costs incurred in performing under this Interim Agreement (plus interest); or (2) the total amount withheld by the Adviser (plus interest).

4. Other Services. At the request of the Trust or the Adviser, the Sub-Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Sub-Adviser and billed to the Trust or the Adviser at a price to be agreed upon by the Sub-Adviser and the Trust or the Adviser.

5. Reports. The Adviser (on behalf of the Trust) and the Sub-Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders,


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certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6. Status of Sub-Adviser. The services of the Sub-Adviser to the Trust are not to be deemed exclusive, and the Sub-Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent to the Adviser or the Trust.

7. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Sub-Adviser on behalf of the Adviser or the Trust are the property of the Adviser or the Trust and will be surrendered promptly to the Adviser or Trust on request.

8. Liability of Sub-Adviser. No provision of this Interim Agreement shall be deemed to protect the Sub-Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Interim Agreement.

9. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Sub-Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Sub-Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Sub-Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

10. Duration and Termination. This Interim Agreement, unless sooner terminated as provided herein, shall continue until the earlier of: (1) the approval of the Sub-Advisory Agreement by a majority of the outstanding voting securities of the Fund; or (2) 150 days from the date of this Interim Agreement (the "Termination Date"). This Interim Agreement may be terminated at any time, without the payment of any penalty, by the Adviser, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on 10 calendar days' written notice to the Sub-Adviser, or by the Sub-Adviser at any time without the payment of any penalty, on 60 days' written notice to the Adviser and the Trust. This Interim Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Interim Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.


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As used in this Section 10, the terms "assignment," "interested persons," and a
"vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

11. Severability. If any provision of this Interim Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Interim Agreement shall not be affected thereby.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the parties hereto have caused this Interim Agreement to be executed as of the day and year first written above.

Barrow, Hanley, Mewhinney, & Strauss, Inc.        AMR Investment Services, Inc.

By:_______________________                        By:_______________________

Title:____________________                        Title:____________________




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                                   Schedule A
                                     to the
                       Investment Sub-Advisory Agreement
                                    between
                         AMR Investment Services, Inc.
                                      and
                   Barrow, Hanley, Mewhinney & Strauss, Inc.

AMR Investment Services, Inc. shall pay compensation to Barrow, Hanley, Mewhinney & Strauss, Inc. pursuant to section 3 of the Investment Sub-Advisory Agreement between said parties in accordance with the following annual percentage rates:

        0.30% per annum on the first $200 million;
        0.20% per annum on the next $300 million;
        0.15% per annum on the next $500 million
        0.125% per annum on the excess over $1 billion.

In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets or trust assets of the AMR Investment Services Trust and American Airlines, Inc. also under management by the Sub-Adviser (except assets managed by the Sub-Adviser under the HALO Bond Program).

DATED: ___________________, 2000